[EXHIBIT B]

                         STOCK PURCHASE AGREEMENT

     This Agreement, dated this 20th day of August, 1999, by and between David
M. Bovi ("Seller"),  Ronald W. Hayes, Jr. and William R. Colucci
(collectively referred to herein as "the Buyers") is made for the purpose of setting forth the terms and conditions upon which the Seller will sell to the Buyers a total of 8,815,625 shares of Harbor Town Holding Group I, Inc., ("the Company") common stock, no par value.

     In consideration of the mutual promises, covenants and representations contained herein, the parties agree as follows:

ARTICLE 1 - SALE OF SECURITIES

     Subject to the terms and conditions of this Agreement, Seller agrees to sell and the Buyers agree to purchase 8,815,625 shares of the Company's common stock, to be distributed to Buyers as more fully described in Schedule "A", attached hereto and made a part hereof, in exchange for $10.00 cash and the promise and commitment to fund and finance the Company's operations, on an as needed basis, in the amount of up to $27,500.00.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

     Seller represents and warrants the following to the Buyer:

     1. Title. Seller has good and marketable title to all of the securities to be sold to the Buyers pursuant to this Agreement. The securities to be sold to the Buyers will be, at closing, free and clear of all liens, security interest, pledges, charges, claim, encumbrances and restrictions of any kind, other than affiliate "control share" restrictions. None of such shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares. Except as provided in this Agreement, the Seller is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be sold to the Buyer. So long as the Company's board of directors approves this Agreement pursuant to applicable Florida statutes, there is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the shares by the Buyer, impair, restrict or delay the Buyer's voting rights with respect to the shares.

     Buyers represent and warrant the following to the Seller:

     1.     Restrictions on Transfer.     Buyers acknowledge that the shares
offered hereby have not been registered under the Act, nor pursuant to the provisions of the securities act of any state. The shares offered herein will be sold without benefit of registration under the federal and state securities acts by reason of specific exemptions from registration provided by such acts.

     2. Buyers acknowledge that there are substantial restrictions on the transferability of Seller's shares of common stock, as such securities constitute "affiliate control shares". These securities may not be sold unless such sale is exempt from registration under the Securities Act and applicable state securities laws. Buyer shall be responsible for compliance with all conditions on transfer imposed by applicable securities laws.

     3. Legends. The certificates representing Seller's shares of common stock shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE AFFILIATE "CONTROL SHARES" AND MAY BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF BY A SHAREHOLDER ONLY IN COMPLIANCE WITH BOTH FEDERAL AND STATE SECURITIES LAWS.

ARTICLE 3 - COVENANTS OF THE PARTIES

     1. Further Assurances. Consistent with the terms and conditions hereof, each party hereto will execute and deliver such instruments and take such other action as the other parties hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby and thereby.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:                              SELLER

By:                                  /s/ David M. Bovi
_______________________              David M. Bovi


                                     BUYERS:


By:
_______________________              /s/ Ronald W. Hayes, Jr.
                                     Ronald W. Hayes, Jr.


By:
_______________________              /s/ William R. Colucci
                                     William R. Colucci


                SCHEDULE "A" TO STOCK PURCHASE AGREEMENT


     Buyer                              Number of Shares Purchased

     Ronald W. Hayes, Jr.                      7,015,625

     William R. Colucci                       1,800,000